UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 30, 2019

KINDRED BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36225	46-1160142
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1555 Bayshore Highway, Suite 200, Burlingame, California 94010
(Address of principal executive offices) (Zip Code)

(650) 701-7901
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	KIN	The NASDAQ Stock Market LLC
Preferred Stock Purchase Rights	KIN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On September 30, 2019, Kindred Biosciences, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Solar Capital Ltd., as collateral agent and lender, and the other lenders named in the Loan Agreement (Solar Capital Ltd. and the other lenders collectively, the “Lenders”). The Lenders have agreed to make available to the Company an aggregate principal amount of up to $50.0 million under the Loan Agreement. The Company plans to use the loan proceeds to support the development and commercialization of its products and product candidates as well as for working capital and general corporate purposes.
The Loan Agreement provides for a term loan commitment of $50.0 million in three tranches: (1) a $20.0 million term A loan that was funded on September 30, 2019; (2) a $15.0 million term B loan that is to be funded at the request of the Company, subject to certain conditions described in the Loan Agreement being satisfied, no later than December 31, 2020; and (3) a $15.0 million term C loan that is to be funded at the request of the Company, subject to certain conditions described in the Loan Agreement being satisfied, no later than June 30, 2021. Each term loan has a maturity date of September 30, 2024.
Each term loan bears interest at a floating per annum rate equal to the one-month LIBOR rate plus 6.75%, with a floor of 2.17%. The Company is permitted to make interest-only payments on each term loan through October 31, 2021. The interest-only period can be extended by six months upon the Company’s satisfaction of the minimum liquidity requirements described in the Loan Agreement. The Company has agreed to maintain cash at all times equal to at least $5.0 million prior to the funding of the term B loan, at least $10.0 million after the funding of the term B loan and at least $15.0 million after the funding of the term C loan, plus in each case the amount of the Company’s accounts payable that have not been paid within 90 days from the invoice date subject to certain exceptions. Equal monthly payments of principal will be due and payable commencing at the end of the interest-only period of the term loans.
The Company is obligated to pay a facility fee in the amount of 0.50% of each term loan that is funded and a non-utilization fee in the amount of 0.25% of each term B loan and term C loan to the extent that such loans are not funded. The Company is obligated to pay a final fee equal to 3.60% of the aggregate amount of the term loans funded (or 4.35% of such funded loans if the interest-only period is extended as described above), such final fee to be due and payable upon the earliest to occur of (1) the maturity date, (2) the acceleration of the term loans, and (3) the prepayment of the term loans.
The Company has the option to prepay all, but not less than all, of the outstanding principal balance of the term loans under the Loan Agreement. If the Company prepays the term loans prior to the maturity date, it must pay the Lenders a prepayment premium fee based on a percentage of the outstanding principal balance, equal to 3.0% if the payment occurs on or before September 30, 2020, 2.0% if the prepayment occurs after September 30, 2020 but on or before September 30, 2021, or 1.0% if the prepayment occurs after September 30, 2021.
The Company’s obligations under the Loan Agreement are secured by a first-priority security interest in substantially all the Company’s assets, including its intellectual property, and a lien on the Company’s real property. The Loan Agreement contains customary representations, warranties and covenants and also includes customary events of default, including payment defaults, breaches of covenants, and a default upon the occurrence of a material adverse change affecting the Company. Upon the occurrence of an event of default, a default interest rate of an additional 5.00% per annum may be applied to the outstanding loan balance, and the Lenders may declare all outstanding obligations immediately due and payable and exercise all their rights and remedies as set forth in the Loan Agreement and under applicable law.

The preceding description of the Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01    Other Events.

On October 2, 2019, the Company issued a press release announcing the execution of the Loan Agreement and the closing of the initial funding under the Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of September 30, 2019, by and among Kindred Biosciences, Inc., Solar Capital Ltd., as collateral agent and lender, and the other lenders named therein.
99.1	Press Release of Kindred Biosciences, Inc. issued on October 2, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDRED BIOSCIENCES, INC.

Date: October 2, 2019	By: /s/ Wendy Wee
Wendy Wee
Chief Financial Officer